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                                  Exhibit 4.1.1

                                 AMENDMENT NO. 8

                                       TO

                       1988 COMBINATION STOCK OPTION PLAN

     The Board of Directors of In Focus Systems, Inc. (the "Company") amended the second sentence of Section 4 of the Company's 1988 Combination Stock Option Plan (the "Plan") on January 23, 1996 to read as follows:

          "The aggregate number of shares which may be issued pursuant to the Plan is 4,500,000 subject to adjustment as provided in Paragraph 13."

     This amendment was approved by the shareholders of the Company at the 1996 Annual Meeting of Shareholders on April 17, 1996.